Exhibit 3.1 (xlix)

CERTIFICATE OF FORMATION

OF

STAR REAL PROPERTY LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

1. The name of the limited liability company is Star Real Property LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent of the Company required to be maintained at such address are as follows:

REGISTERED AGENT	REGISTERED OFFICE

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of July, 2002.

/s/ Kim M. Rovillo
Name:	Kim M. Rovillo
Title:	Organizer